EXHIBIT “A”

 EXHIBIT 10.8

AGREEMENT REGARDING PROMISSORY NOTE OF MAY 9, 2011

This Agreement (the “Agreement”) is made by and between EGPI Firecreek, Inc., a Nevada corporation, (“EGPI”) having a mailing address at 6564 Smoke Tree Lane, Scottsdale, Arizona 85253 (OTC BB: EFIR), and Energy Producers Inc., (“EPI”), also a Nevada corporation having a mailing address at 6564 Smoke Tree Lane, Scottsdale, Arizona 85253 (individually and collectively, the “Company” or “Companies”, and TWL Investments a LLC, an Arizona limited liability company (“Holder” or “TWL”), having a mailing address of 3415 W. Pershing Avenue, Phoenix, Arizona 85029, each a “Party” and collectively (the “Parties”). Further, this Agreement pertains to a certain Promissory Note of May 9, 2011 (hereinafter, the “TWL Note”) and other obligations of the Companies that have been assigned to TWL by their holders. This Agreement shall be effective as of July 1, 2012.

Whereas, the intent of the Parties is to:

· Restate the Principal Face Amount of the Note to reflect the consolidation into the TWL Note of other notes and amounts due TWL from EPI and EGPI and its subsidiaries for loans and services rendered to date;

· Extend the term of the TWL Note to Thirty Six (36) months from July 1, 2012 and adjust the total monthly payment due each month by increasing the amortization period from the current 24 months to one hundred twenty (120) months with a balloon payment due in Thirty Six months (36) in the amount of any remaining amounts owed TWL including principal, interest, fees, damages, penalties or any other amounts then due;

· Reduce the default penalties prescribed in the TWL Note as well as in those being consolidated into the TWL Note by this Agreement.

· Preserve all other terms, security, collateral and other rights of Holder under the TWL Note or any obligation being consolidated into the TWL Note;

· Defer the first monthly payment under the restated Face Amount of the TWL Note for a period of Five months (5), eight (8) days from July 1, 2012.

· Provide an option for TWL to convert debt owed them to stock

Therefore, the Parties hereby agree as follows:

1.) That the following notes and obligations of the Companies to TWL whether directly executed by the Company(s) with TWL or assigned to TWL by their holders, shall be consolidated into and included in the TWL Promissory Note of May 9, 2011 and become part of the restated Face Amount of that Promissory Note along with all amounts now due under that Promissory Note.

a.) The Three Thousand Five Hundred dollars and no cents ($3,500) advanced to EGPI by TWL on May 16, 2012.

b.) The three Notes listed below in favor of Thomas Richards that pursuant to this Agreement shall be assigned to TWL.

(i) Note Number “November 2008 101”, Promissory Note originally in favor of Dutchess Private Equities Fund Limited, and assigned to Thomas Richards on September 17th, 2009, with a then outstanding balance of $11,349.96.

(ii) Note Number “May 29, 2009” Promissory Note payable to Thomas J. Richards in the principal amount of $20,000.

(iii) Note Number “September 17, 2009” Promissory Note payable to Thomas J. Richards in the principal amount of $3,100.00.

c.) The obligations of EGPI under a July 1, 2010 Consulting Agreement with Thomas Richards in the amount of $20,000 and pursuant to this Agreement, assigned to TWL.

d.) That portion of the contractual obligation of EGPI to Joseph Vazquez assigned by Mr. Vazquez to Thomas Richards in the amount of $23,280.30 as of July 1, 2012 and pursuant to this Agreement, to be assigned to TWL.

e.)      The obligations of EGPI’s subsidiary Energy Producers Inc. to TWL and those to Thomas Richards (via its assignment by Success Oil Inc.), and pursuant to this Agreement, to be reassigned to TWL relating to participation in the fracing of the Crawar #2 well on the J. B. Tubbs leasehold estate in the amount of $322,689.86.

2.) The above obligations of the Companies will be included in the amended Face Amount of the TWL Note with all terms, Security, Collateral, Securitizing Instruments (e.g. Deeds of Trusts, UCCs, etc.) and pledges contained in and/or executed on behalf of such notes and obligations remaining in effect and incorporated into this Note with the exception of the penalty, late fees, and liquidated damages provisions contained in those notes and obligations which shall be replaced by those prescribed in paragraphs 5.) and 8.) below.

3.) It is agreed that the restated Face amount of the TWL Note shall be $997,550.78 (Nine Hundred Ninety Seven, Five Hundred Fifty dollars and Seventy Eight cents) including the notes and obligations herein being consolidated into the TWL Note and consideration for making this Agreement.

4.) The term of the TWL Note shall be extended to thirty six months (36) from July 1, 2012 with all amounts then due payable in full on or before June 30, 2015.

5.) The interest rate applicable to the TWL Note shall be 18% per annum compounded monthly.

6.) Monthly payments shall on the 1st day of each month and shall be based on the above Face Amount amortized over 120 months commencing on July 1, 2012 and continuing each month through June 30, 2015 at which time a balloon payment shall be due in an amount equal to the balance of any and all amounts owed on that date. The new monthly payment shall be approximately $17,974.39.

7.) Provided that the Companies remain in compliance with the terms of this Agreement and those of the TWL Note, the monthly payments prescribed herein shall be deferred by TWL for up to six (6) months from July 1, 2012 with the first payment then being due on January 1, 2012

8.) The Penalties and/or liquidated damages for a condition or conditions of default now prescribed in the TWL Note and/or the obligations being consolidated by this Amendment shall be amended to, i.) provide a thirty (30) day grace period for monthly payments due and, ii.) be one percent (1%) per month of the outstanding balance.

9.) All Security, collateral, Deeds of Trust, UCCs and other rights of Holder whether or not perfected, under the original TWL Note as well as those under any obligation being consolidated into the TWL Note by this Agreement shall continue and not be effected or altered by any assignment or the consolidations contemplated by this Agreement.

10.) That should in the sole opinion of TWL it be or become necessary, the Companies shall promptly execute any documents needed to perfect and protect the rights and security of TWL under this Agreement.

11.) That all terms of the TWL Promissory Note and those of the notes and obligations herein consolidated into the TWL Note that are not herein altered, shall remain unaltered and in full force and effect and be incorporated by reference into the TWL Note.

12.) EGPI shall pay all legal, fees and other costs incurred by TWL in the development, continuation and/or enforcement of this Agreement and the obligations associated with this Agreement.

13.) Any fees, costs damages or penalties that are incurred may at the sole discretion of TWL be added to the Face amount of the TWL Note and be amortized over the remaining months of the original amortization period.

Entire Agreement. This Agreement is a complete and exclusive expression of all the terms of the matters expressed therein, and all prior statements, and representations by TWL, whether written or oral, which relate thereto in any way are hereby superseded and shall be given no force and effect.  No promise, inducement, or representation has been made to Companies which relate in any way to the matters expressed in this Agreement, other than what is expressly stated herein.

Governing Law.  This Agreement and all related instruments and documents and the rights and obligations of the parties hereunder and thereunder shall, in all respects, be governed by, and construed in accordance with, the internal laws of the State of Arizona, without regard to conflicts of law principles, regardless of the location of the Collateral,

Severability.  Any provision of this Agreement that is prohibited by, or unenforceable under, the laws of any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law, the Companies hereby waive any provision of law which renders any provision of this Agreement prohibited or unenforceable in any respect.

Counterparts.  This Agreement may be executed in counterparts and each shall be effective as an original, and a photocopy, facsimile or telecopy of this executed Agreement shall be effective as an original.  In making proof of this Agreement, it shall not be necessary to produce more than one counterpart, photocopy, facsimile, or telecopy of this executed Agreement.

Time.  Time is of the essence of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this agreement to be duly executed by their authorized officers as of the date indicated below.

On behalf of EGPI FIRECREEK, INC., (the “Company”) and the Company acting as 100% shareholder of Energy Producers Inc. and the Company’s other subsidiaries.

/s/Dennis R Alexander 7/1/12

By:_______________________________________________ Date:______________

Name: Dennis R. Alexander

Title: Chief Executive Officer

TWL a LLC

/s/Larry W. Trapp 7/1/12

By:_________________________________________________ Date:_______________

Larry W. Trapp, Managing Partner